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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 25, 2001 (except with respect to the matters discussed in Notes 7, 18 and 25, for which the dates are November 9, 2001, September 20, 2001 and June 1, 2001, respectively) on PerkinElmer, Inc.'s consolidated financial statements as of December 31, 2000 and January 2, 2000 and for each of the fiscal years in the three year period ended December 31, 2000, included in its Form 8-K, dated November 13, 2001, and to all references to our Firm included in this registration statement.

                                       /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 7, 2001